Exhibit 5.A

September 15, 2010

Mr. Yoshihiko Noda

Minister of Finance,

Tokyo, Japan

Japan Finance Corporation

Tokyo, Japan

Dear Sirs:

Referring to the issue by Japan Finance Corporation (hereinafter referred to as “JFC”) of U.S.$1,500,000,000 principal amount of 1.875% U.S. Dollar Guaranteed Bonds Due September 24, 2015 (hereinafter referred to as the “Debt Securities”) and the guarantee of the Debt Securities by Japan, we have acted as counsel for JFC and Japan.

We have examined all the relevant laws, orders, ordinances and other acts under which the issuance and sale of the Debt Securities and the guarantee thereof by Japan will be authorized, in particular, (i) the provisions of the Japan Finance Corporation Law (Law No. 57 of 2007, as amended) (the “JFC Law”), (ii) the provisions of the Law Concerning Special Measures with respect to Acceptance of Foreign Capital from International Bank for Reconstruction and Development, etc. (Law No. 51 of 1953, as amended) (the “Special Measures Law”), and (iii) the latest Registry Certificate with respect to JFC.

We have also examined such other documents, matters and laws as we have deemed relevant.

We advise you that it is our opinion that, when the issuance of the Debt Securities complies with the basic policy concerning the issuance of JFC’s bonds in respect of the fiscal year ending March 31, 2011 (the “Fiscal Year 2010”) of JFC, duly approved by the Minister of Finance pursuant to Article 50, paragraph 2 of the JFC Law, and the guarantee of the Debt Securities has been duly approved by the Minister of Finance pursuant to Article 2 of the Special Measures Law and Article 11 of General Provisions of the General Account Budget of Japan for the Fiscal Year 2010 of Japan, when the Debt Securities have been executed on behalf of JFC by the facsimile signature of Mr. Hiroshi Watanabe, President & CEO, JBIC of JFC, when the guarantee of the Debt Securities by Japan has been endorsed on the Debt Securities bearing the facsimile signature or facsimile of the official seal of the Minister of Finance, when the Debt Securities have been duly authenticated by The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as Fiscal Agent, under the Fiscal Agency Agreement relating to the Debt Securities, and when the Debt Securities have been delivered and paid for, the Debt Securities will have been duly authorized, executed, authenticated and issued by JFC, and will constitute the valid and legally binding obligations of JFC, entitled to the benefits provided by the Fiscal Agency Agreement, and the guarantee of the Debt Securities by Japan will have been duly authorized in accordance with the Constitution and laws of Japan and will constitute the valid, binding, direct and unconditional general obligation of Japan, for the performance of which the full faith and credit of Japan will have been pledged.

The foregoing opinions are qualified by and subject to the limitations, set forth below:

(a)	This opinion is strictly limited to the matters stated herein and shall not be construed as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion may be taken as expressing an opinion in respect of any representations or warranties (other than those expressly stated herein), or other information contained in the documents examined in connection with this opinion except as expressly confirmed herein;

(b)	We are members of the bar of Japan and our opinion is limited to the laws of Japan;

(c)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(d)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(e)	We are expressing no opinion as to the enforceability, as distinguished from the valid and legally binding nature, of the obligations;

(f)	The opinions expressed above are subject to applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine and the abuse of rights doctrine;

(g)	The above opinions do not cover any matters related to tax law;

(h)	Certain terms used in any of the Debt Securities, the guarantee of Japan, the Fiscal Agency Agreement and certain concepts expressed therein (i) may not have an equivalent in the Japanese language or under Japanese legal principles, or (ii) may have a different meaning in legal practice under the governing law thereof from that understood by Japanese counsel, including ourselves, based upon the plain-English meaning of such terms or concepts, as the case may be; and

(i)	In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions.

The undersigned consent to the filing of this opinion as an exhibit to an amendment to JFC’s initial Annual Report on Form 18-K/A filed with the SEC on September 15, 2010.

Very truly yours,

/s/ Nagashima Ohno & Tsunematsu
NAGASHIMA OHNO & TSUNEMATSU

(HRI)